Exhibit 10.22

PHYSICIAN Shareholder AGREEMENT

This PHYSICIAN shareholder Agreement (this “Agreement”), dated as of March 28, 2014, is granted and delivered by Warren Hosseinion, M.D. (“Shareholder”), a physician licensed under the laws of the State of California (the “State”), in favor of Apollo Medical Management, Inc. a Delaware corporation (“Manager”), and Apollo Medical Holdings, Inc., a Delaware corporation (“Apollo”), and for the account of ApolloMed Care Clinic, A Professional Corporation, a California professional corporation (“Practice”). Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Management Agreement (as defined below).

BACKGROUND STATEMENT

A.          Practice is a professional entity organized under the laws of the State to provide physician medical services. Shareholder is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding stock in Practice (the “Shares”). Practice has entered into that certain Amended and Restated Management Services Agreement dated as of the date hereof by and between Practice and Manager (as amended or restated from time to time, the “Management Agreement”), pursuant to which Manager provides exclusive management and administrative services to Practice.

B.          As the majority shareholder of Practice, Shareholder will substantially benefit from Manager’s performance under the Management Agreement, including Manager’s ability and requirement to extend credit to the Practice, and has the ability to impact Practice’s compliance with certain terms of the Management Agreement. The purpose of this Agreement is to memorialize the agreement of Shareholder to act in accordance with the Management Agreement, and to the extent of Shareholder’s personal authority, refrain from any action or inaction that would result in a breach by Practice of its obligations under the Management Agreement.

C.          Pursuant to the Management Agreement, Manager has the exclusive right to provide management and administrative services to Practice. Manager has expended, and will continue to expend, significant resources, and has undertaken significant obligations, and will continue to incur significant obligations, to be in a position to perform its obligations under the Management Agreement. In consideration of such services, Practice has entered into certain covenants under the Management Agreement that assure Manager the exclusive right to provide management and administrative services to Practice.

D.          Apollo, as the sole shareholder of Manager, has the authority to cause Manager to enter into the Management Agreement. In light of the substantial benefits flowing directly to Practice and indirectly to Shareholder from Manager’s performance of the Management Agreement, it is a condition to Apollo’s causing Manager to enter into the Management Agreement that Shareholder execute and deliver this Agreement. Apollo and Manager are relying on this Agreement in their decision for Manager to enter into the Management Agreement and Manager would not enter into the Management Agreement without this Agreement.

E.          NNA of Nevada, Inc., a Nevada corporation (“NNA”), is loaning money to Apollo pursuant to (i) a Credit Agreement between Apollo and NNA, dated on or about the date hereof (as amended or restated from time to time, the “Credit Agreement”), and related Credit Documents (as defined in the Credit Agreement) and (ii) a Convertible Secured Note made by Apollo in favor of NNA, dated on or about the date hereof (as amended or restated from time to time, the “Convertible Note” and, collectively with the Credit Agreement and other Credit Documents, the “Loan Documents”). NNA has required this Agreement to be executed as a condition to entering into the Loan Documents. The proceeds of NNA’s loans to Apollo will provide substantial benefits and assistance to Apollo and to Manager in the performance of Manager’s obligations under the Management Agreement, including Manager’s obligation to extend credit to the Practice; consequently, Shareholder will receive substantial benefits from NNA’s loans to Apollo.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce Apollo to cause Manager to enter into the Management Agreement with Practice and NNA to make loans to Apollo, Shareholder hereby agrees as follows:

ARTICLE I

SHAREHOLDER covenants

1.1          Compliance with Management Agreement and Loan Documents.

(a)          Without limiting any other obligation of Shareholder hereunder or of Practice under the Management Agreement, during the term of the Management Agreement, Shareholder shall not take any action, or fail to take any action, in his or her capacity as a shareholder, director or officer of Practice, that would cause Practice to breach the Management Agreement or any of the Loan Documents to which Practice is a party.

(b)          Whenever the Management Agreement requires Manager and Practice to agree on the amount of the management fees payable by Practice under the Management Agreement, Shareholder shall use his or her best efforts to cause Practice to negotiate in good faith and to reach an agreement on the amount of such management fees.

(c)          Shareholder agrees to be responsible for all damages suffered by Manager due to the affirmative actions or intentional omissions by Shareholder that result in a breach by Practice of its obligations under the Management Agreement or any Loan Document (such that the breach would not have occurred but for Shareholder’s affirmative action or intentional omission in connection therewith).

1.2          Exclusivity of Management Relationship. Shareholder acknowledges the obligations set forth in Section 4.11.3 of the Management Agreement, pursuant to which Practice grants Manager the right to provide exclusive management and administrative services to Practice. In furtherance of such obligations, during the term of the Management Agreement, Shareholder agrees not to, directly or indirectly, whether through Practice or otherwise, act as manager, employee, independent contractor, consultant, director, officer, agent, investor, lender, owner or similar capacity, have an interest in or a financial relationship with, or be connected in any manner with, any medical practice engaged in the provision of hospitalist or primary care services (a “Competing Practice”) within a 25-mile radius around any physician office or health care facility where Practice provides services (the “Restricted Territory”) without first offering Manager the exclusive right to provide management and administrative services to such Competing Practice substantially on the same terms as set forth in the Management Agreement, or otherwise take any action that would deprive Manager of the bargained-for right to provide the full scope of management and administrative services to Practice.

1.3          Agreements with Employees. In furtherance of Section 4.13 of the Management Agreement, Shareholder shall not consent to or approve the waiver or release by Practice of any obligations owed by a physician employed or retained by Practice under the non-solicitation covenant required by Section 4.13 and shall cause Practice to use commercially reasonable efforts to enforce such non-solicitation covenant.

1.4          Non-Solicitation. In furtherance of Section 4.13 of the Management Agreement, Shareholder agrees that, except on behalf of Practice, Shareholder shall not directly or indirectly (i) use trade secrets of Practice to solicit any patients, customers or clients of Practice or (ii) solicit any employees, agents or independent contractors of Practice, in each case during such physician’s employment or contractual relationship with, and/or ownership of equity in, Practice and for two years thereafter.

1.5          Issuance, Transfer of Shares. Further, subject to ARTICLE II below and for fair and reasonable consideration paid by Apollo concurrent with the execution hereof, Shareholder agrees:

(a)          not to cause or consent to any of the following: (i) the issuance by Practice of additional Shares or other equity interests or (ii) the sale, transfer, redemption, pledge or other hypothecation of any Shares unless, in each case described in clauses (i) and (ii), the recipient or transferee (A) is permitted under State law to be a shareholder of Practice, (B) becomes a party to a Physician Shareholder Agreement substantially in the form of this Agreement or in such other form as otherwise agreed by Manager and Apollo, in their sole discretion, and (C) has been approved by the Board of Directors of Apollo; and

(b)          to place a restrictive legend on any certificates representing Shares that reads substantially as follows:

The shares represented by this certificate, and the transfer thereof, are subject to the provisions of a Physician Shareholder Agreement in favor of Apollo Medical Holdings, Inc. and Apollo Medical Management, Inc., dated as of March 28, 2014, as amended from time to time, a copy of which is on file in, and may be examined at, the principal office of Practice.

1.6          General.

(a)          Shareholder agrees that his obligations hereunder are absolute and unconditional, and such obligations shall not be discharged, limited or otherwise affected by (i) any amendment, modification, supplement to, discharge or waiver of any provisions of the Management Agreement or Loan Documents or (ii) any other circumstance that might otherwise constitute a legal or equitable discharge or defense available to Practice or Shareholder.

(b)          No obligation of Shareholder hereunder shall be discharged other than by complete performance of such obligation.

(c)          Shareholder agrees that, pursuant to this Agreement, Shareholder shall deliver to Apollo, for Apollo to hold for the term of this Agreement, (i) an undated and signed irrevocable stock power with regard to its stock in Practice, (ii) an undated and signed resignation of Shareholder’s position as officer and/or director, as applicable, of Practice, and (iii) Shareholder’s stock certificate in Practice.

(d)          Shareholder shall maintain Shareholder’s license to practice medicine in the State, and Shareholder shall notify Apollo immediately upon the loss of such licensure or the commencement of any proceeding or action that may result in the loss of such licensure.

ARTICLE II

APOLLO’S ACQUISITION RIGHT

2.1          Apollo’s Acquisition Right. In support and furtherance of Shareholder’s obligations under this Agreement and for the consideration received herewith, Shareholder agrees that at any time during the term of this Agreement, Apollo may designate a third party who is permitted under California law to be a shareholder of Practice (a “Permitted Transferee”) with the right (the “Acquisition Right”) (a) to acquire Shareholder’s Shares for a purchase price of $100.00, or (b) to acquire from Practice, for a purchase price of $100.00, a number of equity interests in Practice that, if issued to the Permitted Transferee, would result in such Permitted Transferee’s holding a 51% ownership interest in Practice. In furtherance of the above, the parties agree that the proposed purchase price of $100 under either subsection (a) or (b) above shall be subject to confirmation by Apollo that such purchase price is fair market value. If Apollo determines that such purchase price is not fair market value, the option exercise price shall be an amount that is fair market value as determined by Apollo, in its sole discretion. The Acquisition Right shall be exercisable by Apollo by delivering written notice of such exercise and payment to Shareholder or Practice, as applicable, and upon exercise, Shareholder shall be obligated to assign and transfer the Shares or to cause Practice to issue new equity interests (as applicable), free and clear of all liens, encumbrances, claims of third parties, security interests, mortgages, pledges, agreements, options and rights of others of any kind whatsoever, whether or not filed, recorded or perfected. At any time an “Event of Default” is in existence under the Loan Documents, NNA shall have the right to require Apollo to exercise its Acquisition Right in favor of a Permitted Transferee approved by NNA. NNA may exercise this right by delivering written notice to Apollo, and Apollo shall exercise the Acquisition Right in favor of a Permitted Transferee approved by NNA within 10 business days of receiving such written notice from NNA.

2.2          Noncompetition. Shareholder agrees that for a period of two years after the transfer of all of Shareholder’s Shares in Practice in connection with the exercise of the Acquisition Right set forth in Section 2.1, Shareholder shall not, directly or indirectly, (i) act as manager, employee, independent contractor, consultant, director, officer, agent, investor, lender, owner or similar capacity, have an interest in or a financial relationship with, or be connected in any manner with, any Competing Practice within the Restricted Territory, or (ii) solicit any patients, employees, customers or clients of Practice.

ARTICLE III

general

3.1          Term. This Agreement shall remain in full force and effect until such time as Shareholder no longer holds an ownership interest in any capital stock or other equity interests of Practice due to a transfer of any such equity interests as expressly permitted hereunder; provided, that the provisions set forth in Sections 1.4 and 2.2 and in Article III of this Agreement shall survive termination.

3.2          Arbitration. Any dispute hereunder shall be settled exclusively by binding arbitration before a single arbitrator in accordance with the Rules of Procedure for Arbitration of the American Health Lawyers Association (AHLA) Alternative Dispute Resolution Service, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall occur in the city where Practice is located within sixty (60) days after a party gives notice to the other party of its election to trigger this arbitration clause. The arbitrator shall be chosen in accordance with the rules of the AHLA Alternative Dispute Resolution Service then in effect. If the AHLA Alternative Dispute Resolution Service is no longer in effect, then the arbitration shall be conducted as set out above by the American Arbitration Association in accordance with the Commercial Rules of the American Arbitration Association then in effect. The arbitrator may award attorneys’ fees and costs to the prevailing party. The parties shall share the costs of the arbitrator equally between them. Each party shall bear its own expenses of preparation for and participation in arbitration. The statute of limitations applicable to any claim shall be determined as if such claim were being asserted in the State where Practice is located, and such statute of limitations shall apply to preclude arbitration of any claim hereunder not brought within the applicable limitation period. Notwithstanding anything herein to the contrary, the parties reserve the right to proceed at any time in any court having jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights of self-help, including peaceful occupation of real property and collection of rents, set off, and peaceful possession of personal property, (ii) pre-judgment garnishment or attachment of property, (iii) a preliminary injunction or temporary restraining order to preserve the status quo or to enforce a party’s rights under any provision set forth herein, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of the arbitrator to grant similar remedies that may be requested by a party in a dispute. The agreement to arbitrate set forth in this Section may only be enforced by the parties to this Agreement and their permitted successors and assigns, shall survive the termination or breach of this Agreement, and shall be construed pursuant to and governed by the provisions of the Federal Arbitration Act, 9 U.S.C. §1, et seq.

3.3          Waiver of Jury Trial. To the fullest extent permitted by law, the parties hereby waive the right to trial by jury.

3.4          Entire Agreement. This Agreement expresses the entire agreement between the parties hereto regarding the subject matter hereof and supersedes any prior or contemporaneous written or oral understanding or agreement.

3.5          Legal Events. If any law is adopted or amended or any rule or regulation is published for public comment, promulgated or modified, any administrative ruling, advisory opinion or judicial interpretation in any jurisdiction is issued or modified or any court or administrative tribunal in any jurisdiction issues any decision, judgment, order or interpretation, which, in the reasonable judgment of one party draws into question the terms of this Agreement in a manner that may materially and adversely affect a party’s or any party’s affiliate’s licensure, accreditation, certification, or ability to bill, to claim, to present a bill or claim, or to receive payment or reimbursement from any payor or that may subject such party to a substantial risk of prosecution or civil monetary penalty, then the parties shall modify this Agreement to the minimum extent necessary to eliminate the illegal or unenforceable aspects hereof, while remaining consistent with the intent of this Agreement in its original form.

3.6          Amendments; Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be binding unless in writing and signed by the party against whom the operation of such amendment, modification, or waiver is sought to the enforced. No delay in the exercise of any right shall be deemed a waiver thereof, and no waiver of a right or remedy in a particular instance shall constitute a waiver of such right or remedy generally. In addition, this Agreement shall not be amended, terminated, supplemented or superseded without the consent of (i) Apollo’s Board of Directors or (ii) so long as any obligations or lending commitments are outstanding under the Loan Documents, NNA.

3.7          Waiver. No term of this Agreement, and no breach of this Agreement, shall be waived, altered or modified except by written instrument signed by the party sought to be bound thereby. A waiver of any breach on any one occasion shall not constitute a waiver of any other or subsequent breach whether of like or different nature. No delay or failure by any party to insist upon the strict performance of any term of this Agreement, or to exercise any right or remedy available upon any breach of this Agreement, shall operate as a waiver thereof, and no single or partial exercise of any right or remedy under this Agreement shall preclude other or further exercise thereof or the exercise of any other right, power or privilege. No course of dealing between the parties shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any default hereunder.

3.8          Assignment. Neither Practice nor Shareholder shall assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Apollo. Each of Apollo and Manager shall have a right to assign this Agreement in connection with a transfer of all or substantially all of such party’s business, whether by sale, merger or otherwise. Shareholder specifically agrees that Manager shall have the right to perform its obligations hereunder through any affiliate without Shareholder’s consent. Practice, Shareholder and Manager acknowledge and agree that Apollo shall have the right to assign this Agreement as collateral to NNA under the Loan Documents, and NNA shall have the right to enforce NNA’s and Apollo’s rights under this Agreement at any time an “Event of Default” is in existence under the Loan Documents.

3.9          Successors and Assigns. All of the provisions herein contained shall be binding upon and inure to the benefit of the heirs, successors and permitted assigns of the parties hereto to the same extent as if such heirs, successors and permitted assigns were in each case named as a party to this Agreement.

3.10          Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein, except as otherwise expressly provided in this Agreement. The parties hereto agree that if a court determines that any of the covenants contained herein is unreasonable, void or invalid for any reason whatsoever, then such covenant shall be modified as the court, or jury if applicable, shall determine to be fair and reasonable, IT BEING THE INTENT OF THE PARTIES HERETO TO BE SUBJECT TO AN AGREEMENT FOR THE NECESSARY PROTECTION OF THE LEGITIMATE INTERESTS OF APOLLO AND MANAGER, WHICH IS NOT UNDULY HARSH IN CURTAILING THE LEGITIMATE RIGHTS OF SHAREHOLDER. Shareholder acknowledges and agrees that the provisions herein do not deprive him/her of the ability to find employment and maintain a reasonable personal income.

3.11          Covenants Independent. The covenants contained herein shall be construed as independent agreements and the existence of any claim which Shareholder may have against Apollo, Manager or NNA will not constitute a defense to the enforcement by Apollo, Manager or NNA by injunctive relief or otherwise, of the provisions contained herein.

3.12          Notices. Any notices required or permitted to be given under this Agreement shall be given in writing to each other party and shall be deemed to be given (i) if deposited in the United States mail, postage prepaid, certified mail, return receipt requested, on the third (3rd) day following mailing or (ii) if deposited with a commercial overnight delivery service, on the day following deposit. Notice shall be addressed to the recipient at the address set forth below, or such other address or addresses as Party may designate from time to time by notice satisfactory under this section:

To Shareholder:

Warren Hosseinion, M.D.
700 N. Brand Blvd.

Suite 220

Glendale, CA 91203

To Practice:

ApolloMed Care Clinic, A Professional Corporation
700 N. Brand Blvd.

Suite 220

Glendale, CA 91203

To Manager or Apollo:

Apollo Medical Management, Inc.

700 N. Brand Blvd.

Suite 220

Glendale, CA 91203

With a copy to:

Nixon Peabody LLP

Gas Company Tower

555 West Fifth Street, 46th Floor

Los Angeles, California 90013

Attention: Jill H. Gordon

And a copy to:

NNA of Nevada, Inc.

920 Winter Street

Waltham, Massachusetts 02451

Attention: General Counsel

And a copy to:

Robinson, Bradshaw & Hinson, P.A.

101 North Tryon Street, Suite 1900

Charlotte, North Carolina 28246

Attention: Karen A. Gledhill

To NNA:

NNA of Nevada, Inc.

920 Winter Street

Waltham, Massachusetts 02451

Attention: General Counsel

With a copy to:

Robinson, Bradshaw & Hinson, P.A.

101 North Tryon Street, Suite 1900

Charlotte, North Carolina 28246

Attention: Karen A. Gledhill

3.13          Further Assurances. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement.

3.14          Captions. The paragraph captions contained in this Agreement are inserted only as a matter of convenience of reference and in no way define, limit or describe the scope of this Agreement, nor the intent of any provision thereof.

3.15          Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Signatures transmitted by facsimile transmission shall be deemed originals for this purpose.

3.16          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State.

3.17          Construction. Notwithstanding the general rules of construction, both parties were given an equal opportunity to negotiate the terms and conditions of this Agreement and agree that the identity of the drafter of this Agreement is not relevant to any interpretation of the terms and conditions of this Agreement.

3.18          Number and Gender. In this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall each be deemed to include the other, whenever the context so requires.

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IN WITNESS WHEREOF, Shareholder has executed this Agreement as of the date and year first above written.

SHAREHOLDER:

/s/ Warren Hosseinion
Warren Hosseinion, M.D.

ACCEPTED AND AGREED
as of the date first above written:

APOLLO MEDICAL HOLDINGS, INC.

By:	/s/ Kyle Francis
Name:	Kyle Francis
Title:	Chief Financial Officer

APOLLO MEDICAL MANAGEMENT, INC.

By:	/s/ Kyle Francis
Name:	Kyle Francis
Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED
as of the date first above written:

APOLLOMED CARE CLINIC, A PROFESSIONAL CORPORATION

By:	/s/ Warren Hosseinion
Name:	Warren Hosseinion, M.D.
Title:	President